                                                                    EXHIBIT 99.3

                             ELEVENTH AMENDMENT TO
                                XCELLENET, INC.
                            1987 STOCK OPTION PLAN

     THIS ELEVENTH AMENDMENT (this "Amendment") to the XcelleNet, Inc. 1987 Stock Option Plan (the "Plan") is made as of this 21st day of July 1998.

     1.   General.  On July 21, 1998, XcelleNet, Inc. ("XcelleNet") was merged
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(the "Merger") with and into Sterling Commerce (Southern), Inc. ("Commerce Southern"), a wholly owned subsidiary of Sterling Commerce, Inc. ("Sterling Commerce"), pursuant to an Agreement and Plan of Merger, dated as of April 16, 1998 (the "Merger Agreement"), by and among Sterling Commerce, Commerce Southern and XcelleNet. Pursuant to the Merger Agreement and the Plan, at the effective time of the Merger (the "Effective Time"), each outstanding option to purchase XcelleNet Stock was converted into an option to purchase shares of Common Stock, par value $.01 per share, of Sterling Commerce ("Commerce Stock").

     2.   Definitions.  Terms used in this Amendment with initial capital
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letters that are not otherwise defined herein have the meaning ascribed to such terms in the Plan. Notwithstanding the foregoing, unless the context requires otherwise, from and after the date of this Amendment the following terms used in the Plan shall have the following meaning:

          (a) "Board of Directors" or "Board" means the Board of Directors of Sterling Commerce or a duly authorized committee thereof;

          (b) "Common Stock" means Common Stock, par value $.01 per share, of Sterling Commerce;

          (c) "Company" means Sterling Commerce (Southern), Inc.

     3.   Administration of the Plan.  Notwithstanding anything to the contrary
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contained in the Plan, the Plan, as amended, shall be administered by the Board of Directors.

     4.   Notification of Exercise.  Notwithstanding anything to the contrary
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contained in the Plan, Options shall be exercised by written notice directed to the Secretary of Sterling Commerce at 4600 Lakehurst Court, Dublin, Ohio 43016 (telephone: (614) 793-7000) or his or her designee.

     5.   Governing Law.  To the extent not governed by federal law, the Plan
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and all Option Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

                              STERLING COMMERCE (SOUTHERN), INC.
                              (as successor by merger with XcelleNet, Inc.)

                              By: /s/ Albert K. Hoover
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                                  Name: Albert K. Hoover
                                  Title:  Vice President, Secretary
                                    and Assistant Treasurer